Report on Consolidated Financial Statement Schedule
                      and Consent of Independent Auditors


The Board of Directors
Pinnacle Systems, Inc.:

The audits referred to in our report dated July 21, 1998, included the related consolidated financial statement schedule as of June 30, 1998, and for each of the three years in the three-year period ended June 30, 1998, included in the registration statement on Form 10-K. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 33-89706, 333-25697, 333-16999, and 333-34759) on Form S-8 of Pinnacle Systems,
Inc. of our reports dated July 21, 1998, relating to the consolidated balance sheets of Pinnacle Systems, Inc. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, and the related schedule, which reports appear in this June 30, 1998, annual report on Form 10-K of Pinnacle Systems, Inc.

KPMG Peat Marwick LLP

Mountain View, California
September 11, 1998